Item 77Q2 and Sub-Item 102P2
 DWS High Income Trust (the "Fund")

Based on a review of reports
filed by the Fund's trustees
and executive officers, the
investment
advisor, officers and directors
 of the investment advisor,
affiliated persons of the
 investment
advisor and beneficial holders
 of 10% or more of the Fund's
outstanding shares, and written
representations by the Reporting
 Persons that no year-end reports
 were required for such
persons, all filings required by
Section 16(a) of the Securities
and Exchange Act of 1934 for the
fiscal year ended November 30, 2010
 were timely, except that
John Caruso, the Fund's AML
Compliance Officer, filed a
Form 3 late.  This filing related
solely to such individual's designation
as a Reporting Person and did not
relate to any transactions in the Fund.







E:\Electronic Working Files\NSAR
\2010\11-30-10\DWS High Income Trust
\03-Exhibits\HIT 77Q2 Exhibit.docx